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                                                                   EXHIBIT 99(a)


                         MEGABANK FINANCIAL CORPORATION
          8100 EAST ARAPAHOE ROAD, SUITE 214, ENGLEWOOD, COLORADO 80112


                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                              TO BE HELD ON , 2000


To the Shareholders of MegaBank Financial Corporation:

     A Special Meeting of the holders of common stock of MegaBank Financial Corporation, a Colorado corporation ("MegaBank"), will be held at _____ a.m. local time, on ____________, ____________, 2000, at the corporate offices of MegaBank located at 8100 East Arapahoe Road, Englewood, Colorado 80112. At the Special Meeting, the holders of MegaBank common stock will consider and vote upon:

     1. A proposal to approve and adopt the Agreement and Plan of Merger (the "Merger Agreement") dated as of November 4, 1999, as amended, by and among Compass Bancshares, Inc., a Delaware corporation ("Compass"), _________________, a Colorado corporation and wholly owned subsidiary of Compass ("Merger Sub"), and MegaBank, providing for, among other things, the merger ("Merger") of Merger Sub with and into MegaBank and, in connection therewith, the receipt by the holders of MegaBank common stock of shares of Compass common stock; and

     2. Such other business as may properly come before the Special Meeting or any adjournments thereof.

     The Board of Directors of MegaBank has fixed the close of business on ______________, 2000 as the record date for determining which shareholders are entitled to notice of, and to vote at, the Special Meeting or any adjournments thereof. Complete lists of such shareholders will be available for examination at the offices of MegaBank during normal business hours by any holder of MegaBank common stock, for any purpose relevant to the Special Meeting, beginning ________, 2000.

     THE BOARD OF DIRECTORS OF MEGABANK UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AND THE RELATED MERGER AGREEMENT. The affirmative vote of the holders of two-thirds of the outstanding shares of MegaBank common stock entitled to vote thereon is required to approve the Merger and the Merger Agreement. If you fail to vote, the effect will be a vote against the Merger and the Merger Agreement.

     Holders of MegaBank common stock, even if they expect to be present at the Special Meeting, are requested to sign, vote and date the enclosed proxy and return it promptly in the enclosed envelope. Any shareholder giving a proxy has the power to revoke it at any time prior to the Special Meeting. Shareholders who are present at the Special Meeting may withdraw their proxies and vote in person.

                                 By order of the Board of Directors,



                                 Susan A. Putland
                                 Corporate Secretary


Englewood, Colorado
January    , 2000


            DATED JANUARY ___, 2000 AND FIRST MAILED TO SHAREHOLDERS
                         ON OR ABOUT JANUARY ___, 2000.